Exhibit 99.1
BrandPartners Announces First Quarter Results

BrandPartners Group, Inc. (OTC Bulletin Board: BPTR), a provider of integrated environmental and customer experience solutions to the retail financial services industry, today announced its financial results for the quarter ended March 31, 2009.

The Company’s revenues during the first quarter ended March 31, 2009 were $11.5 million versus $9.2 million during the quarter ended March 31, 2008.

In addition, first quarter 2009 results included:

•	Operating income of $1,010,389 versus operating income of $845,519 during the same period last year.

•	Net Income of $717,234, or $.02 per fully diluted share, versus Net Income of $546,446, or $.01 per fully diluted share, for the same period last year.

•	Gross margin was 28.8% versus 30.0% for the same period last year.

•	Selling, general and administrative expenses were $2.3 million versus $1.9 million during the same period last year.

•	Interest expense was $274,655 versus $299,073 during the same period last year.

“We are pleased with our first quarter results, as we improved revenues, operating income and net income above the same period last year,” said James F. Brooks, CEO of BrandPartners. “Although the client base we service, retail financial services, continues to deal with ‘stress’ tests and other pressures, we believe that these institutions realize how important their retail networks are to their future success and will continue to invest to ensure that success.”

The Company sees continued opportunity in both the large bank and community bank sectors. “Treasury Secretary, Timothy Geithner, recently pointed out at a speech to community bankers in Washington that community banks ‘will play a critical role in laying the foundation for economic recovery.’ From our perspective, community banks and credit unions have a strong base upon which to compete through network growth and branch improvement, and BrandPartners provides key tools to help them succeed”, stated Mr. Brooks. “As for larger regional and national institutions, BrandPartners recently conducted a survey called ‘What Matters Most’ and discovered that many of the critical issues that executives are facing are related to solutions that can be addressed in the retail environment and leverage our core expertise,” said David Vazdauskas, BrandPartners’ Chief Marketing Officer.

Mr. Brooks noted that Dick Bove, a well respected banking analyst at Rochdale Securities recently commented during an interview with Susie Gharib on PBS’ Nightly Business Report that in Mr. Bove’s opinion “banks have been in good shape for quite some time and that if regulators focused on cash flows going through the banking industry, they would have seen that the cash flows are unusually positive which means that the banking systems is healthy and the banks are solvent”. In the interview Mr. Bove added that he believes “JPMorganChase (NYSE: JPM), PNCFinancial (NYSE: PNC) and BB&T (NYSE: BBT) are very attractive because in his opinion he does not believe these banks are troubled and that the outlook is much better for these companies than is inherent in the stress tests”.

Mr. Brooks commented, “We believe that those banks mentioned by Mr. Bove and many other larger regional and national banks looking to grow will continually refresh their retail environments in an effort to attract new customers and grow deposits”. Mr. Vazdauskas added that, “We will continue to develop new innovative offerings to all of our target customers which will allow us to penetrate the market even further and increase our business with existing clients. Banks of all sizes are searching for new ways to attract, engage and retain customers at the retail level, and BrandPartners will continue to be a leader in offering solutions that improve our clients’ return on investment.”

About BrandPartners

BrandPartners Group, Inc. (OTC Bulletin Board: BPTR), through its wholly owned subsidiaries provides an integrated approach to customer environments through brand translation, business strategies, design-build services, retail display and in-branch communications products and services, from concept and design through implementation and training. BrandPartners installations are in more than 2,000 companies at more than 30,000 retail locations. The company serves its clients from its Rochester, New Hampshire headquarters and regional U.S. offices.

Cautionary Language

Statements in this news release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports and registrations statements filed with the Securities and Exchange Commission.

BrandPartners Public Relations
Emily Schwartz, 603-509-1788